EXHIBIT 99.3


                                     CONTACT:  Ronald E. Hale, Jr.
                                               Consolidated Graphics, Inc.
                                               Vice President & Treasurer
                                               (713) 787-0977

                                               Betsy Brod/Jonathan Schaffer
                                               Media:Merredith Ingram
                                               Morgen-Walke Associates, Inc.
                                               (212) 850-5600


FOR IMMEDIATE RELEASE

            CONSOLIDATED GRAPHICS TO ACQUIRE H&N PRINTING & GRAPHICS
                             OF BALTIMORE, MARYLAND

     Houston, Texas - April 28, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today the signing of a letter of intent to acquire H&N Printing & Graphics, a commercial printing company located in Baltimore, Maryland. Terms of the transactions were not disclosed.

     H&N Printing & Graphics was founded by the husband-and-wife team of Ken and Pat Deckert in 1969. The company has grown into a full-service commercial printing company providing complete electronic prepress, high-quality four- and six-color sheet-fed printing and a full-service bindery. Pat Deckert formerly served as President of the Printing Industries of Maryland, the state's largest trade association. Both Ken and Pat will remain with the company upon completion of the transaction.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Ken and Pat Deckert, along with their dedicated staff, have worked hard and earned an excellent reputation with their customers. They have accomplished this by adhering to the same principles that have made other Consolidated Graphics' companies so successful - providing high quality products and superior customer service. We look forward to helping in their continued growth and success."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 55 companies with annualized revenues in excess of $605 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


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